EXHIBIT 1
CANADA MORTGAGE AND HOUSING CORPORATION
SUPPLEMENTAL INFORMATION
GENERAL INFORMATION
Agency and Crown Corporation Status
     Canada Mortgage and Housing Corporation (“CMHC”) is an agent of Her Majesty in right of Canada by virtue of the Canada Mortgage and Housing Corporation Act (the “CMHC Act”) and is a Crown corporation wholly-owned by Canada. Crown corporations are established by the Parliament of Canada for many purposes, including use of commercial principles and practices for achieving public policy objectives. CMHC is accountable for its affairs to Parliament through the Cabinet Minister designated for CMHC.
     All assets and liabilities of agent Crown corporations like CMHC are assets and liabilities of Canada. Accordingly, as an agent of Her Majesty, the payment of principal of and any interest or premium on all securities issued by CMHC, or guaranteed as to timely payment of principal and interest, carries the full faith and credit of Canada and all such securities, or guarantees, constitute direct unconditional obligations of and by Canada. Payment of the principal of, and interest, if any, on securities issued by CMHC, and the guarantee of CMHC, as to timely payment of principal and interest, constitute a charge on and are payable out of the Consolidated Revenue Fund of Canada (the “CRF”). The CRF is the aggregate of all public monies, such as tax revenues, which are on deposit at the credit of the Receiver General for Canada, the public officer who receives or collects public monies for and on behalf of Canada.
Canada Housing Trust (CHT)
     CHT was established in 2001 as an Issuer Trustee. CHT’s functions are limited to the acquisition of interests in eligible housing loans such as National Housing Act Mortgage-Backed Securities, the purchase of highly-rated investments, certain related financial hedging activities and the issuance of Canada Mortgage Bonds. The Canada Mortgage Bonds are guaranteed by CMHC under its securitization activity.
     As required by Accounting Guideline 15, Consolidation of Variable Interest Entities (AcG-15), the accounts of CHT, a variable interest entity (VIE) for which CMHC is considered to be the primary beneficiary, are consolidated with the financial statements of CMHC. AcG-15 was issued by the Canadian Institute of Chartered Accountants.

CONTROLS AND FINANCING AUTHORITY
Board of Directors
     CMHC’s Board of Directors is responsible for managing the affairs of CMHC and the conduct of its business.
     There are four Board Committees: the Corporate Governance Committee, the Audit Committee, the Human Resources Committee and the Nominating Committee. The Board of Directors and Principal Officers of CMHC are listed in Exhibit 2.
Legislation
     CMHC’s authorities, roles and responsibilities are defined in the Canada Mortgage and Housing Corporation Act (“CMHC Act”), the National Housing Act (“NHA”), and the Financial Administration Act (“FAA”).
Canada Mortgage and Housing Corporation Act
     CMHC is incorporated pursuant to the CMHC Act. The CMHC Act establishes CMHC as an agent of Her Majesty in right of Canada. The CMHC Act delineates the constitution as well as the general powers of CMHC. These provisions set forth the requirements for the appointment of CMHC’s Board of Directors and officers as well as the roles of the Board and the President. The borrowing powers of CMHC, as well as the statutory limits on CMHC’s borrowing in the capital markets, are also set forth in the CMHC Act. CMHC’s borrowing limits may also be increased through an Act of Parliament.
National Housing Act
     CMHC was established to carry out the provisions of the NHA. CMHC’s mandate as described in the NHA is to promote: housing construction, repair and modernization; housing affordability and choice; improvements to overall living conditions; the availability of low-cost financing; and the national well-being of the housing sector.
Financial Administration Act
     The basic system of financial and budgetary controls for federal government departments and Crown corporations is established under the FAA. CMHC is governed by the CMHC Act and by general provisions of the FAA in respect of management, books of account, records, auditing and reporting. Under the FAA, the Governor-in-Council may give directives to Crown corporations when it is in the public interest to do so, with such directives being implemented promptly and efficiently.
     Under the FAA, CMHC must annually submit a five-year corporate plan (the “Corporate Plan”) to the Minister Responsible for CMHC, (currently, the Minister of Human Resources and Social Development) for approval by the Governor-in-Council. Following approval, a summary is tabled in Parliament by the Minister Responsible for CMHC, after which time the summary becomes a public document. The Corporate Plan sets forth information according to the activities of CMHC for the next five years and includes annual Operating and Capital Budgets for the financial operations of CMHC.

     The FAA also requires that CMHC’s annual financial statements be prepared in accordance with Canadian generally accepted accounting principles and that an annual auditors’ report be prepared in respect of CMHC’s financial statements. The auditors’ report is addressed to the Minister Responsible for CMHC, through whom CMHC is ultimately accountable to Parliament. An annual report on CMHC’s operations for the past year, including the annual financial statements and auditors’ report, must be submitted to the Minister Responsible for CMHC for presentation to Parliament.
FUNDING
Authority to Borrow
     CMHC had, until 1993, borrowed funds from the Consolidated Revenue Fund (CRF) for all of its business purposes. The CMHC Act requires that these borrowings be made in accordance with the terms and conditions approved by the Governor-in-Council.
     CMHC’s current CRF borrowing agreement with the Government of Canada was approved by Order-in-Council P.C. 1991-295 on February 14, 1991. CMHC now assumes the interest rate risk which was previously borne by the CRF. Order-in-Council P.C. 1991-295 discontinued CMHC’s right of prepayment on such borrowings without penalty. The effect of such discontinuation is discussed more fully in the Notes to CMHC’s Financial Statements. Since December 1993, CMHC has not borrowed from the CRF. CMHC may, with the approval of the Minister of Finance, borrow money in the capital markets, including issuing and selling bonds, debentures, notes and other evidences of indebtedness. The FAA requires all borrowing to be consistent with the current Corporate Plan.
     CMHC borrows in the capital markets to satisfy the borrowing requirements associated with the financing of social housing mortgages. CMHC borrows money in the capital markets at rates of interest reflecting its Crown corporation status and finances these social housing loans at break-even rates in order to reduce the cost of social housing assistance.
Borrowing Limits
     The CMHC Act sets statutory limits on borrowings by CMHC, which does not apply to borrowings of CHT, in the capital markets. CMHC’s capital markets borrowing ceiling is $20 billion. In addition, the maximum principal amount of capital markets borrowings outstanding at any time may not exceed the amount outlined in CMHC’s Corporate Plan and the amount approved by the Minister of Finance. The balance outstanding owed on capital markets borrowings as at December 31, 2006 was $8.6 billion.
     The borrowing program, to date, has included Canadian dollar offerings in the domestic, Euro, and global markets, U.S. dollar offerings in the Euro and global markets, and the issuance of notes through a domestic and a Euro Medium Term Note program. In addition, CMHC borrows through a commercial paper program in the Canadian capital markets and has established uncommitted lines of credit with several chartered banks.

Borrowing by Major Crown Corporations
     In the Federal budget presented on 19 March 2007, the Minister of Finance indicated that the Government of Canada will consolidate the market borrowings of certain of its Crown corporations including CMHC’s with the Government’s own debt program. Beginning in 2008, the Government plans to meet all of the borrowing needs of CMHC (excluding those of the Canada Housing Trust) through direct lending. Under the new arrangement, outstanding debt as of 31 December 2006 as well as any debt issued in 2007, will remain outstanding in the marketplace to maturity.
Authority to Guarantee
     CMHC, as agent for Her Majesty in right of Canada is authorized to guarantee the timely payment of all principal and interest on Canada Mortgage Bonds issued by CHT. The Canada Mortgage Bonds are guaranteed by CMHC pursuant to the powers given to it in sections 4 and 14 of the NHA which expressly provide that “Every right or obligation acquired or incurred by the Corporation under this Act, whether in its name or in the name of Her Majesty, is a right or obligation of Her Majesty” (section 4), and “The Corporation may guarantee payment of any or all principal or interest, or both, in respect of securities issued on the basis of housing loans” (section 14).
Guarantee Limits
     The NHA as supplemented by subsection 4(1) of the Appropriation Act No. 4, 1998-99 and the schedules to Appropriation Act No. 4, 1998-99, Appropriation Act No. 4, 2003-04, and Appropriation Act No. 3, 2006-07, set limits to the guarantee that can be issued by CMHC. CMHC’s guarantee limit is $350 billion. Total principal obligations to investors guaranteed as of December 31, 2006 were $129 billion, which include $95 billion guaranteed under the Canada Mortgage Bond program and $34 billion guaranteed under CMHC’s NHA Mortgage-Backed Securities (MBS) program.
Debt Record
     CMHC has always paid promptly, when due, the full face amount of the principal of and interest on every direct obligation issued by it and every indirect obligation on which it has been required to implement its guarantee.

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